EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

     MTI Technology Corporation:

          We consent to incorporation by reference in the registration statements No. 333-85410 on Form S-3 and the registration statements (Nos. 333-109060, 333-103065, 333-85410, 333-76972, 333-69030, 333-66716, 333-95915, 333-92623, 333-85579, 333-61957, 333-46363, 333-50377, 333-18501, 33-75180 and 33-80438) on Form S-8 of MTI Technology Corporation of our report dated May 23, 2003, relating to the consolidated statements of operations, stockholders’ equity (deficit) and cash flows of MTI Technology Corporation and subsidiaries for the year ended April 3, 2005, and related schedule, which report appears in the April 2, 2005 annual report on Form 10-K of MTI Technology Corporation.

/S/ KPMG LLP

Costa Mesa, California
July 15, 2005

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